Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on April 14, 2022, by and among JP Lawrence Biomedical, Inc., a Delaware corporation (“Buyer”), and Utah CRO Services, Inc., a Nevada corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of IBEX Preclinical Research, Inc., a Nevada corporation (“IBEX”). Seller is a wholly owned subsidiary of PolarityTE, Inc., a Delaware corporation (“Parent”).

Concurrently with the execution and delivery of this Agreement IBEX Property LLC, a Nevada corporation (“IBEX Property”), and Buyer have executed and delivered that certain Real Estate Purchase and Sale Agreement (“Purchase Agreement”), wherein IBEX Property has agreed to sell, transfer, and convey to Buyer all of the real property located at 1088 West 1400 North and 1072 West RSI Drive in Logan, Utah, together with the rights pertaining thereto on the terms set forth in the Purchase Agreement attached hereto as Exhibit A.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of IBEX in return for the Buyer Note.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“Adverse Consequences” means, subject to the limitations set forth in Section 8(f), all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a), or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Buyer” has the meaning set forth in the preface above.

“Buyer Note” has the meaning set forth in Section 2(b) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Disclosure Schedules” has the meaning set forth in Section 4 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Requirements” means all federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with IBEX for purposes of Code Section 414.

“Financial Statements” has the meaning set forth in Section 4(g) below.

“IBEX” has the meaning set forth in the preface above.

“IBEX Share” means any share of the common stock, par value $0.01 per share, of IBEX.

“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Knowledge” means actual knowledge after reasonable investigation.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the business of IBEX.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which IBEX holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

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“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of IBEX in the long term, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (1) general business or economic conditions, including such conditions related to the business of IBEX, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (5) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast, (c) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof, and (d) any adverse change in or effect on the business of IBEX that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10 hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(d) below.

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“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to (i) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of IBEX, (ii) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by IBEX with respect to the payment of any indebtedness, (iii) the amount of investment banking, legal, and accounting fees and expenses paid or payable by IBEX, (iv) accelerated vesting of Parent stock held by employees of IBEX , and (v) the amount of any deductions for federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the transactions contemplated by this Agreement and as determined by the Seller in good faith.

Section 2. Purchase and Sale of IBEX Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement and subject to the satisfaction of all closing conditions and contingencies set forth in the Purchase Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the IBEX Shares for the consideration specified below in this Section 2.

(b) Purchase Price. Buyer agrees to pay to Seller at the Closing Four Hundred Thousand Dollars $400,000.00 (the “Purchase Price”) by delivery of its promissory note (the “Buyer Note”) in the form of Exhibit B attached hereto in the aggregate principal amount of $400,000.00.

(c) Cash and Working Capital.

(i) On or before the Closing Date Seller will cause IBEX to pay, offset, write-off, or otherwise settle all intercompany payables and receivables between IBEX and Seller, including any Affiliates of Seller (the “Intercompany Closeout”), so that at Closing IBEX shall not have any payment obligation to, or right to receive payment from, Seller or any of its Affiliates.

(ii) Attached hereto as Schedule 2(c)(ii) is a schedule illustrating the method (the “Method”) for calculating the closing date adjusted working capital of IBEX (“Adjusted Working Capital Schedule”). Seller will deliver to Buyer on the day preceding the Closing, an estimated Adjusted Working Capital Schedule as of the Closing Date (the “Estimated WC Schedule”) prepared in accordance with the Method, together with supporting detail for the values included in the Estimated WC Schedule. The Estimated WC Schedule shall include cash of $175,000 and a positive difference between trade receivables (billed and unbilled) and current liabilities greater than $500,000 (the “Estimated Receivables Excess”). No later than the 60th day after the Closing Date, Buyer shall prepare and deliver to Seller the Closing Adjusted Working Capital Schedule (the “Final WC Schedule”) prepared in accordance with the Method, together with supporting detail for the values included in the Final WC Schedule, and shall also deliver to Seller a balance sheet as of the Closing Date. In preparing the Final WC Schedule, except for those items specifically provided for in the Method, (i) any changes in assets or liabilities as a result of accounting adjustments and any and all other effects on the assets or liabilities of IBEX of any financing or refinancing arrangements entered into by the Buyer at any time on or after the Closing Date shall be entirely disregarded, and (ii) no plans, transactions, or changes that Buyer or IBEX intend to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the IBEX or its business or assets, and no facts or circumstances that are unique or particular to Buyer or IBEX or any assets or liabilities of Buyer or IBEX, shall be taken into account.

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(iii) Immediately prior to the Closing, IBEX will assign to Seller (or an Affiliate of Seller designated by Seller) billed but uncollected IBEX accounts receivables in an amount equal to the difference between the Estimated Receivables Excess and $500,000. If the Final WC Schedule shows the difference between IBEX accounts receivables (billed and unbilled) and current IBEX liabilities greater than $500,000 (the “Final Receivables Excess”) is less than the Estimated Receivable Excess, Seller shall make payment of the difference to IBEX within ten (10) days following Seller’s receipt of the Final WC Schedule. If the Final WC Schedule shows the difference between the Final Receivables Excess is greater than the Estimated Receivable Excess, IBEX shall make payment of the difference to Seller within ten (10) days following Seller’s receipt of the Final WC Schedule.

(iv) For the purposes of calculating the Estimated Receivable Excess and Final Receivables Excess, any accounts receivables aged more than sixty (60) days as of the date of Closing shall be written off as bad debt and not included in the calculation of Estimated Receivable Excess and Final Receivables Excess.

(v) After the Seller’s receipt of the Final WC Schedule and until the Final WC Schedule if finally accepted by Seller in accordance with this Section 2(c)(v), Buyer and IBEX shall provide Buyer with access at all reasonable times to the properties, books, records, work papers, and personnel of Buyer and IBEX and their accountants, and shall cause such personnel (including any members of management of Buyer and IBEX) to cooperate and work in good faith with Seller, for purposes of reviewing the Final WC Schedule and its components and determining the final value for the Final Receivables Excess. If Seller has any objections to the Final WC Schedule as prepared by Buyer, Seller must, within 30 days after Seller’s receipt thereof, give written notice (the “Objection Notice”) to Buyer specifying in reasonable detail such objections. If Seller does not deliver the Objection Notice within such 30-day period, Buyer’s determination of the Final WC Schedule and Final Receivables Excess shall be final, binding, and conclusive on Buyer, Seller, and IBEX. With respect to any disputed amounts, Seller and Buyer shall negotiate in good faith during the 30-day period (the “Resolution Period”) after the date of Buyer’s receipt of the Objection Notice to resolve any such disputes.

(d) Closing. The Parties agree that the Closing under this Agreement and the closing under the Purchase Agreement is contingent upon Small Business Association loan approval and funding and will occur simultaneously at the same time, the same date (the “Closing Date”), and same location provided for in the Purchase Agreement.

(e) Deliveries at Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller will deliver to Buyer stock certificates representing all of the IBEX Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Seller the consideration specified in Section 2(b) above.

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Section 3. Representations and Warranties Concerning Transaction.

(a) Seller Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself.

(i) Organization of Seller. Seller is validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to; make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the IBEX Shares.

(iv) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) IBEX Shares. Seller holds of record and owns beneficially all of the issued and outstanding IBEX Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of IBEX. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of IBEX.

(vi) Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against or by IBEX, Seller, or any Affiliate of Seller: (i) relating to or affecting IBEX Property or IBEX Shares; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement related to the IBEX Property or IBEX Shares. To Seller’s Knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action that could adversely impact the IBEX Property or IBEX Shares.

(vii) Governmental Orders. There are no outstanding, and Seller is in compliance with all, Governmental Orders against, relating to, or affecting the IBEX Shares and IBEX Property.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

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(i) Organization of Buyer. Buyer is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to; make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. Except as set forth on Schedule 3(b)(iv), Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Investment. Buyer is not acquiring the IBEX Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

Section 4. Representations and Warranties Concerning IBEX.

Seller and IBEX represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedules (“Disclosure Schedules”) delivered by Seller to Buyer on the date hereof in this subsection.

(a) Organization, Qualification, and Corporate Power. IBEX is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. IBEX is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. IBEX has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4(a) of the Disclosure Schedule lists the directors and officers of IBEX.

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(b) Capitalization. The entire authorized capital stock of IBEX consists of 3,000 IBEX Shares, of which 3,000 IBEX Shares are issued and outstanding. All of the issued and outstanding IBEX Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require IBEX to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to IBEX.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which IBEX is subject or any provision of the charter or bylaws of IBEX or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which IBEX is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. IBEX does not need to give any notice to; make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. IBEX has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Tangible Assets. IBEX has good and marketable title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of its business.

(f) Subsidiaries. IBEX does not own any capital stock, membership interest, partnership interest, or other equity right or interest in any Person.

(g) Financial Statements. Provided under Section 4(g) of the Disclosure Schedule is the unaudited balance sheet of IBEX as of the end of each year in the three-year period ended December 31, 2021, and its unaudited statements of income for each year in the three-year period ended December 31, 2021 (the “Financial Statements”). The Financial Statements have been prepared in a consistent manner throughout the periods reported and present fairly the financial condition of IBEX as of the date of each balance sheet and the results of operations of IBEX for the period covered by each statement of income. Schedule 4(g) also includes a report of all the IBEX accounts receivables by age (“Accounts Receivable Aging”) as of March 31, 2022.

(h) Undisclosed Liabilities. IBEX has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the most recent balance sheet included in the Financial Statements; (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements; (c) Liabilities for performance in the ordinary course of business by IBEX under IBEX contracts, including the reasonably expected performance of such contracts in accordance with their terms; (d) Liabilities arising from the transition of ownership of IBEX from Seller to Buyer including, but not limited to, the cost to Buyer and IBEX of establishing an accounting system, obtaining business and property insurance, and establishing employee benefit plans; and (e) Liabilities incurred in connection with the transactions contemplated by this Agreement.

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(i) Events Subsequent to Financial Statements. Since the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Change.

(j) Legal Compliance. To the Knowledge of Seller, IBEX has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(k) Tax Matters.

(i) IBEX has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Parent.

(ii) The Affiliated group of which IBEX is a member has filed all Tax Returns that it was required to file for each taxable period during which IBEX was a member of the group, and has paid all Taxes shown thereon as owing, except where a failure to file or pay Taxes would not have a Material Adverse Effect. Section 4(j) of the Disclosure Schedule lists all Income Tax Returns filed with respect to Affiliated Group of which IBEX is a member for taxable periods ended on or after January 1, 2019, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.

(iii) IBEX has no liability for the Taxes of any Person other than itself under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law).

(l) Real Property. IBEX does not own any interest in real property that is not Leased Real Property. Section 4(k) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. IBEX has delivered to Buyer a true and complete copy of each Lease document.

(m) Contracts. Schedule 4(m) of the Disclosure Schedule lists all written contracts and other written agreements to which IBEX is a party and the performance of which will involve consideration in excess of $50,000. Seller has delivered to Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in Schedule 4(m) of the Disclosure Schedules.

(n) Powers of Attorney. To the Knowledge of Seller, there are no outstanding powers of attorney executed on behalf of IBEX.

(o) Litigation. IBEX is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction.

(p) Employee Benefits.

(i) Schedule 4(p) of the Disclosure Schedule lists each Employee Benefit Plan that IBEX maintains, to which IBEX contributes, or with respect to which IBEX has any liability.

(A) To the Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

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(B) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(C) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(ii) IBEX does not maintain, sponsor, or contribute to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)).

(q) Employment Matters.

(i) IBEX is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of IBEX. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(ii) IBEX is and has been in compliance with: (a) all applicable employment laws and agreements regarding hiring, employment, termination of employment, mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and bi) all applicable laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of IBEX.

(r) Environmental Matters.

(i) To the Knowledge of Seller, IBEX is in compliance with Environmental Requirements, except for such non-compliance as would not have a Material Adverse Effect.

(ii) IBEX has not received any written notice regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities, including any investigatory, remedial, or corrective obligations, relating to IBEX or its facilities arising under Environmental Requirements, the subject of which would have a Material Adverse Effect.

(iii) This Section 4(r) contains the sole and exclusive representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

(s) Certain Business Relationships with IBEX. Except for the Lease for the Leased Real Property, Employee Benefit Plans made available to IBEX employees through plans established by the Parent or its subsidiaries, and shared administrative services, none of Seller and its Affiliates has been involved in any material business arrangement or relationship with IBEX within the past 12 months and none of Seller and their Affiliates owns any material asset, tangible or intangible, that is used in the business of IBEX.

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(t) Insurance. Schedule 4(t) of the Disclosure Schedule lists all current policies or binders of insurance maintained by or for the benefit of Seller and IBEX relating to the assets, business, operations, employees, officers, and directors of IBEX (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates (including IBEX) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including IBEX) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to IBEX and are sufficient for compliance with all applicable laws and contracts to which IBEX is a party or by which it is bound.

Section 5. Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. Seller shall cause IBEX to give any notices to third parties and shall cause IBEX to use its reasonable best efforts to obtain any third-party consents, referred to in Section 4(c) above and the items set forth in Schedule 5(b) of the Disclosure Schedule.

(c) Operation of Business. Seller will not cause or permit IBEX to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d) Full Access. The Parties shall maintain as strictly confidential any and all non-public material obtained about Buyer and Seller and Buyer’s intended use, operation, development, and other purposes for the business of IBEX, and shall not disclose any economics or non-public information about the transactions contemplated in this Agreement or the Purchase Agreement to any third-parties, except for disclosures required by court order or subpoena or in connection with any litigation or other dispute resolution proceedings between the Parties. In the event that the Closing does not occur in accordance with the terms of this Agreement, all Parties shall return any documents, materials, or information provided under this Section 5(d). Any Parties in breach of this Section 5(d) agree to indemnify, defend, protect, and hold harmless those non-breaching Parties from and against any and all claims arising out of any breach of this Section 5(d). This Section 5(d)shall survive the Closing or any termination of this Agreement.

(e) Notice of Developments.

(i) Seller may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in Section 4 above. Unless Buyer has the right to terminate this Agreement pursuant to Section 9(a)(ii) below by reason of the development and exercises that right within the period of 10 days referred to in Section 9(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

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(ii) Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

(f) IBEX Employee Matters. Employees of IBEX will cease to be participants in any of the Employee Benefit Plans maintained by the Parent or its Affiliates that include IBEX employees as participants following the Closing Date, including health insurance. Prior to the Closing Date Buyer shall establish a health insurance plan for the employees of IBEX to be effective for employee enrollment at the time health insurance in effect prior to Closing expires.

(g) Cross Default. Certain obligations and liabilities of the Parties under this Agreement are further explained, established by, and outlined under the Purchase Agreement and any event of default under the provisions of the Purchase Agreement shall automatically be deemed a default under this Agreement.

Section 6. Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b) Litigation Support. Except as provided in Section 6(g) below, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving IBEX, each Party shall cooperate with the other Party or its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(d) Non-Compete; Non-Solicitation Covenant.

(i) For a period of five (5) years from and after the Closing Date Seller will not engage directly, or indirectly through any subsidiary or the Parent, in any business that IBEX conducts as of the Closing Date in any geographic area in which IBEX conducts that business as of the Closing Date; provided, however, that notwithstanding anything contrary in this Agreement, Seller and its Affiliates (including any successor to the business or assets of Seller or its Affiliates) shall not be precluded from conducting any services, research, development, or other preclinical work for its or their benefit in researching or developing any technology or product.

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(ii) For a period of five (5) years from and after the Closing Date, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of IBEX or encourage any employee to leave IBEX’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section shall prevent Seller or any of its Affiliates from hiring: (a) any employee terminated by IBEX; or (b) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from IBEX. The Parties agree and acknowledge that Dr. Michael Larson shall not be deemed an Affiliate of Seller for purposes of this covenant.

(iii) Seller acknowledges that a breach or threatened breach of this Section would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(iv) Seller acknowledges that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law or such. The covenants contained in this Section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning IBEX, except to the extent that Seller can show that such information: (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Parties agree and acknowledge that Dr. Michael Larson shall not be deemed an Affiliate of Seller for purposes of this covenant. The affiliation and restrictions of Dr. Michael Larsen shall be as outlined in that separate Consultation Agreement signed by Buyer and Dr. Michael Larsen.

(f) No Intermediary Transaction Tax Shelter. Buyer shall not take any action with respect to IBEX subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

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(g) Tax and Audit Cooperation. Buyer, IBEX, and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, any audit, litigation or other proceeding with respect to Taxes, and financial audit of the books and records of IBEX for the period from the beginning of 2022 through the Closing Dat. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax or financial audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7. Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iii) is satisfied in all respects;

(v) the Parties and IBEX shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above;

(vi) Seller’s full and complete performance of all of its requirements, conditions, and obligations under the Purchase Agreement;

(vii) Seller will cause to be delivered a certificate of the corporate secretary of the Parent regarding the approval and authorization for Seller and IBEX to enter into the transactions contemplated by this Agreement and the Purchase Agreement in form and substance reasonably satisfactory to Buyer; and

(vii) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effectuate the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

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(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain the terms such as “Material Adverse Effect,” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties and IBEX shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above; and

(vi) Buyer’s full and complete performance of all of its requirements, conditions, and obligations under the Purchase Agreement; and

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effectuate the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) on behalf of all Seller if they execute a writing so stating at or prior to the Closing.

Section 8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. The Parties and IBEX agree that all of the representations and warranties of Seller contained in Section 3 and 4 above shall survive the Closing hereunder (unless Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall expire eighteen (18) months after the Closing. The Buyer agree that all of the representations and warranties of Buyer contained in Section 3 above shall survive the Closing hereunder (unless Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and shall expire eighteen (18) months after the Closing.

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(b) Indemnification Provisions for Buyer’s Benefit.

(i) In the event Seller breaches its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 10(h) below before expiration of the applicable survival period set forth in Section 8(a) above, then such survival period shall not expire with respect to such claim and Seller shall indemnify Buyer from and against any Adverse Consequences Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused in any way by the breach.

(ii) Buyer will have no obligation to indemnify Seller from and against any Adverse Consequences until Seller has suffered Adverse Consequences in the aggregate amount of $50,000 or more arising from, or otherwise related to, directly or indirectly, any of the representations, warranties, and covenants contained herein. When the aggregate of such Adverse Consequences exceeds $50,000, the Seller shall be entitled to indemnification against all Adverse Consequences incurred.

(iii) The maximum liability of Seller to Buyer for any Adverse Consequences suffered by Buyer is the amount of the Note , so Buyer’s total recovery from Seller under Sections 8(b)(i) or 8(b)(iv) is limited to that amount; and provided further that Seller shall have the option of satisfying all or part of such Seller’s indemnity obligation that Seller may be required to pay under Sections 8(b)(i) or 8(b)(iv) by notifying Buyer that Seller is reducing the principal amount outstanding under the Buyer Note, which will affect the timing and amount of payments required under the Buyer Note in the same manner as if Buyer had made a permitted prepayment (without premium or penalty) thereunder.

(iv) In the event Seller breaches any of its covenants in Section 2(a) above or any of its representations and warranties in Section 3(a) above, and provided that Buyer makes a written claim for indemnification against such Seller pursuant to Section 10(j) below before expiration of the applicable survival period set forth in Section 8(a) above, then such survival period shall not expire with respect to such claim and such Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused proximately by Seller’s breach.

(c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 10(j) below before expiration of the applicable survival period set forth in Section 8(a) above, then Buyer shall indemnify Seller from and against any Adverse Consequences Seller shall suffer (but excluding any Adverse Consequences suffered after the end of any applicable survival period) caused proximately by the breach.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

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(iii) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(d)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(e) Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f) Waiver of Certain Damages. In no event shall any Party be entitled to recover or make a claim under this Agreement for any amounts in respect of, and in no event shall “Adverse Consequences” be deemed to include, (i) punitive damages (unless payable to a third party), (ii) consequential, incidental, special, or indirect damages, or (iii) lost profits, loss of future revenue or income, or any diminution of value or similar damages based on “multiple of profits” or “multiple of cash flow” or other valuation methodology, whether or not such damages were reasonably foreseeable or the Parties contemplated that such damages would be a probable result of a breach of this Agreement.

(g) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Seller with respect to IBEX and the transactions contemplated by this Agreement unless otherwise stated herein.

(h) Environmental Remedies. Without limiting the generality of Section 8(f), above, Buyer understands and agrees that its right to indemnification under Section 8(b) for breach of the representations and warranties contained in Section 4(q) hereof shall constitute its sole and exclusive remedy against Seller with respect to any environmental, health, or safety matter relating to the past, current, or future facilities, properties, or operations of IBEX and its predecessors or Affiliates, including any such matter arising under any Environmental Requirements.

Section 8A. Tax Matters.

(a) Tax-Sharing Agreements. Any tax-sharing agreement between Seller, Parent, and IBEX is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b) Taxes of Other Persons. Seller agrees to indemnify Buyer from and against its Allocable Portion of any Adverse Consequences Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of IBEX for Taxes of any Person other than IBEX under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law).

(c) Returns for Periods Through the Closing Date. Parent shall include the income of IBEX (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on Parent’s consolidated federal Income Tax Returns for all periods through the end of the Closing Date and pay any federal Income Taxes attributable to such income. IBEX shall furnish Tax information to Parent for inclusion in Parent’s federal consolidated Income Tax Return for the period that includes the Closing Date in accordance with past custom and practice of IBEX. The income of IBEX shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of IBEX as of the end of the Closing Date.

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(d) Audits. Parent shall not settle any audit of a Parent consolidated federal income Tax Return to the extent that such return relates to IBEX in a manner that would adversely affect IBEX after the Closing Date unless such settlement would be reasonable in the case of a Person that owned IBEX both before and after the Closing Date.

(g) Indemnification for Post-Closing Transactions. Buyer agrees to indemnify Parent and Seller for any additional tax owed by Parent or Seller (including tax owed by Parent or Seller due to this indemnification payment) resulting from any transaction engaged in by IBEX not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the IBEX Shares.

(h) Post-Closing Transactions not in Ordinary Course. Buyer, Seller, and Parent agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the IBEX Shares on Buyer’s federal Income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).

Section 9. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous ten (10) days given Buyer any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

(iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 4 above) in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 16, 2022, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 16, 2022, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

In the event that the Closing has not occurred within six (6) months of the Effective Date of this Agreement and the Parties have not earlier terminated this Agreement pursuant to Section 9(a), the Agreement will terminate and unless otherwise specified herein the Parties shall have no further responsibilities or obligations to each other.

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(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

Section 10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The Parties agree and acknowledge that solely for purposes of Section 8A Parent is a party to this Agreement and exercise any rights or remedies pertaining to Section 8A.

(d) No Code Section 338 Election. Neither Buyer, IBEX, nor any of their Affiliates shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

(e) Refunds and Other Transaction Tax Deduction Benefits. Any Tax refunds that are received by Buyer or IBEX, and any amounts credited against Tax to which Buyer or IBEX become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date and are attributable to Transaction Tax Deductions shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 10 days after receipt thereof or entitlement thereto. In addition, if Buyer or IBEX realizes any reduction in its liability for Taxes with respect to any taxable period (or portion thereof) ending after the Closing Date resulting, directly or indirectly, from a Transaction Tax Deduction, Buyer shall pay the amount of such reduction to Seller within 10 days after realizing such reduction. Buyer and IBEX shall be deemed to realize a reduction in its Taxes as of the date the Tax Return that reflects such reduction is filed. Buyer shall use its best efforts to, and cause IBEX to, prepare and file all Tax Returns in a manner that maximizes the Tax benefits available as a result of the Transaction Tax Deductions.

(f) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(g) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Seller may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(i) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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(j) Notices. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by e-mail, and such notices shall be addressed as follows:

If to Seller:	PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com

If to Buyer:	JP Lawrence Biomedical, Inc. Freeman Lovell PLLC 9980 South 300 West, Suite 200 Sandy, Utah 84070 Attention: Karissa Wilcox. E-Mail: Karissa.Wilcox@freemanlovell.com

If to IBEX	IBEX Preclinical Research, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com or to such other address or addresses as a Party may from time-to-time specify in writing to the other Parties. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by email transmission.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

(l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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(n) Expenses. Each of Buyer, Seller, and IBEX will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(o) Jurisdiction; Attorneys’ Fees.

(i) Each of the Parties submits to the jurisdiction of any state or federal court sitting in the County of Salt Lake, State of Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(ii) If any litigation or binding arbitration proceeding is commenced between the Parties concerning this Agreement and/or the rights and obligations of any Party in relation herewith (including, but not limited to, claims in contract, tort, or equity), the Party prevailing in such litigation or binding arbitration proceeding, or the non-dismissing party in the event of a dismissal, with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accountants, business office expenses of any kind or nature, including, but not limited to, staff, traveling expenses, telephone expenses, and any and all other costs and expenses of defense or prosecution incurred in connection therewith, whether specified herein or not. Any such attorneys’ fees and other costs and expenses incurred by the prevailing or non-dismissing Party in enforcing a judgment in its favor under this Agreement, whether or not suit is filed, may be recoverable separately from and in addition to any other amount included in such judgment or award and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment or award and, to the extent Buyer is the prevailing or non-dismissing Party, Buyer may, at its election, credit such attorneys’ fees and all other costs and expenses against the Purchase Price.

(p) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:		SELLER:

JP Lawrence Biomedical, Inc.		Utah CRO Services, Inc.

By:	/s/ Dr. Joshua Packer	By:	/s/ Jacob Patterson
Name:	Dr. Joshua Packer	Name:	Jacob Patterson
Title:	President	Title:	Chief Financial Officer

PolarityTE, Inc., is executing this Agreement solely for purposes of Section 8A and it has no right, duty, or obligation with respect to any other provision of this Agreement.

POLARITYTE, INC.

By:	/s/ Jacob Patterson
Name:	Jacob Patterson
Title:	Chief Financial Officer

IBEX Preclinical Research, Inc., is executing this Agreement solely for purposes of Sections 4, 5, 6, 8A, 9, and 10, and it has no right, duty, or obligation with respect to any other provision of this Agreement.

IBEX Preclinical Research, Inc.

By:	/s/ Jacob Patterson
Name:	Jacob Patterson
Title:	Chief Financial Officer

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Exhibit A

Real Estate Purchase and Sale Agreement

(attached)

A-1

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”), is entered into and shall be effective as of the 14th day of April, 2022, by and between IBEX PROPERTY LLC, a Nevada limited liability company (“Seller”), and JP Lawrence Land and Building LLC, a Utah limited liability company (“Purchaser”). Seller and Purchaser are referred to collectively in this Agreement as the “Parties” or, individually, as a “Party.”

RECITALS

A. Seller is the owner of two parcels of real property, identified as Tax Parcel Nos. 05-102-0004 and 05-102-0003 in Cache County, Utah, consisting of approximately 1.75 combined gross acres of land located at or near the intersection of 1400 North and RSI Drive in the City of Logan, County of Cache, State of Utah, as generally depicted on the site plan (“Site Plan”) attached hereto as Exhibit “A” and being more particularly described on Exhibit “B” attached hereto (“Land”), together with (i) any and all rights, privileges, easements, tenements, hereditaments, rights-of-way, and appurtenances that belong or appertain to the Land or are owned by or run in favor of Seller, including, without limitation, any and all rights to minerals, oil, gas, hydrocarbon substances, and other materials or substances on and under the Land, as well as any and all development rights, entitlements, and land use approvals, air rights, water, and appurtenant water rights that pertain to or are associated with the Land (collectively, the “Appurtenances”), (ii) any and all buildings, structures, parking areas, paved areas, landscaped areas (including, without limitation, plants, trees, shrubbery, and other landscaping improvements), fixtures, and other improvements located on the Land including, without limitation, any apparatus, equipment, and appliances used in connection with the use, operation, maintenance, and occupancy of the Land, such as all electrical, mechanical, plumbing, and heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Land (collectively, the “Improvements”), (iii) any and all maps, surveys, reports, studies, plans, specifications, drawings, warranties, appraisals, tests, inspections, and certificates of occupancy owned or held by Seller that pertain to or are associated with the Land or the use, operation, and maintenance thereof (collectively, the “Tangible Property”), (iv) any and all intangible property owned or held by Seller that pertain to or are associated with the Land or to the use, operation, and maintenance thereof, including, without limitation, all permits, authorizations, approvals, licenses, service contracts, management agreements, and other agreements relating to the Land (collectively, the “Intangible Property”), and (v) any and all personal property owned by Seller located on the Land or the Improvements, including, without limitation, (a) any and all carpets, drapes, blinds, and other furnishings comprising a part of, or attached to, or located upon, the Land or the Improvements, (b) any and all appliances located on the Land or the Improvements and owned by Seller, and (c) any and all other machinery, equipment, and fixtures located on the Land (collectively, all items referenced under Recital A.(v) above shall be known as the “Personal Property”).

B. The Land, Appurtenances, Improvements, Tangible Property, Intangible Property, and Personal Property are collectively referred to in this Agreement as the “Property.”

C. Seller desires to sell, transfer, and convey full and complete title, ownership, rights, and control of the Property to Purchaser and Purchaser desires to purchase and accept from Seller the Property, in accordance with the terms and conditions of this Agreement.

D. Concurrently with the execution and delivery of this Agreement Utah CRO Services, Inc., a Nevada corporation (“Utah CRO”), and JP Lawrence Biomedical, Inc. a Delaware corporation (“JPL Biomedical”) have executed and delivered that certain Stock Purchase Agreement (“Stock Purchase Agreement”), wherein Utah CRO has agreed to sell, transfer, and convey to JPL Biomedical all of the capital stock of IBEX Preclinical Research, Inc., a Utah corporation (“IBEX Corp.”), on the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit “D”.

AGREEMENT

for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
TRANSFER OF PROPERTY

1. Transfer of Property. Upon the full and complete satisfaction of all closing conditions and contingencies contained in this Agreement and in the Stock Purchase Agreement, Seller agrees to sell, transfer, and convey full and complete title, ownership, rights, and control of Seller in and to the Property to Purchaser, and Purchaser agrees to purchase and accept the Property from Seller, in accordance with the terms and conditions of this Agreement.

2. No Assumption of Liabilities. Seller agrees and acknowledges that Purchaser, under no event or circumstance, shall be responsible or liable for any obligation or liability whatsoever of Seller, whether existing prior to or after the Effective Date of this Agreement or prior to Closing (as defined in Section 8.2 below), and Purchaser, by agreeing to purchase and accept the Property from Seller is not accepting or agreeing to assume or discharge any obligations or liabilities whatsoever pertaining to the Property or with respect to Seller or any third-parties that may claim or have any kind of interest whatsoever against Seller or the Property. Purchaser agrees and acknowledges that Seller, under no event or circumstance, shall be responsible or liable for any obligation or liability whatsoever of Purchaser pertaining to Purchaser’s ownership, use, development, maintenance, and operation of the Property arising after the Closing.

3. Purchase Price. The purchase price for the Property shall be the sum of Two Million Eight Hundred Thousand Dollars and No/100 ($2,800,000.00) (the “Purchase Price”).

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ARTICLE II
DUE DILIGENCE AND INSPECTIONS

Section 2.1 Physical Inspections.

(a) Subject to the Due Diligence Deadline (as defined in Section 2.3 below), Purchaser and its representatives, consultants, and contractors shall at all times before the Closing have the privilege, opportunity, and right, with at least twenty-four (24) hours’ notice to Seller (which may be delivered in writing, by e-mail, or orally), to enter upon the Property, including, without limitation, any Improvements and Appurtenances located thereon or associated therewith, in order to inspect, review, investigate, examine, and inquire further about the Property and to perform any tests, examinations, surveys, and inspections on the Property (including, without limitation, any desirable geotechnical and environmental tests, studies, and examinations, soil tests, borings, percolation tests, and other tests in order to analyze surface, subsurface, and topographic conditions). Purchaser and it representatives, consultants, and contractors shall conduct such entry and any inspections in connection with the Property so as to minimize, to the extent reasonably possible, interference with the activities of Seller and IBEX Corp. (as an existing tenant), which in some circumstances may mean that Seller may require more than twenty-four (24) hours’ notice to Seller from Purchaser prior to the performance of said inspections given the sensitive and confidential nature of Seller’s business activities for its clients.

(b) Seller represents to Purchaser that, to the best of Seller’s knowledge, information, and belief, any and all approvals, consents, authorizations, or licenses necessary to allow Purchaser to enter upon the Property to perform the tests, studies, and examinations contemplated under Section 2.1(a) above have been obtained, including, without limitation, any approvals necessary from IBEX Corp. and any other tenants or occupants on the Property. Seller agrees to indemnify and hold Purchaser harmless from and against any claim, damage, expense, or liability arising from Purchaser’s reliance on such approvals, consents, authorizations, and/or licenses; however, the foregoing indemnity shall not apply to any damages, injuries, claims, expenses, or liabilities arising out of or related to Purchaser’s negligence or willful misconduct. The risk of loss with respect to the Property shall be borne by Seller up until the Closing Date (as defined in Section 8.2 below) and shall be borne by Purchaser from and after the Closing Date.

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Section 2.2 Inspections of Seller’s Disclosures. Subject to the Due Diligence Deadline and the Title Cure Deadline (if applicable), Purchaser and its representatives, consultants, and contractors shall at all times before Closing have the privilege, opportunity, and right to inspect, review, investigate, examine, and inquire further about any and all of the Property and any other information or documentation provided by Seller that pertain to or are associated with the Property, including, without limitation, those conformed copies of those documents, instruments, and other items specified or generally described on Exhibit “C” attached hereto (collectively, the “Seller’s Disclosures”). Seller represents, warrants, covenants, and certifies to Purchaser that the Seller’s Disclosures, upon delivery, will be complete and consist of everything that is in Seller’s possession, however, Seller does not warrant or make any representation to Purchaser regarding the truthfulness or accuracy of any of the Seller’s Disclosures that were not prepared or produced by Seller. Seller agrees, within five (5) business days after the Effective Date, to furnish and deliver to Purchaser and its legal counsel, two (2) complete hard copies of the Seller’s Disclosures and one (1) complete electronic copy of the Seller’s Disclosures (delivered in portable document format (PDF)) and to certify in writing to Purchaser concurrently with such delivery that to the best of Seller’s knowledge, information, and belief Seller has delivered each and every item of the Seller’s Disclosures to the extent such item is in Seller’s possession. Seller will hold Purchaser harmless from and against any claim, damage, expense, or liability suffered by Purchaser with respect to any claim made against Purchaser as a result of any breach of Seller’s obligations under this Section 2.2, provided that, without expanding by implication the scope of the foregoing covenant, the foregoing agreement to hold harmless shall not apply to any loss, cost, damage, expense, or liability arising out of or related to Purchaser’s negligence or willful misconduct.

Section 2.3 Due Diligence Deadline. Purchaser shall have until 11:59 p.m. (Mountain Standard Time), on the date that is thirty (30) days after Seller’s delivery of the Seller’s Disclosures as contemplated in Section 2.2 above (the “Due Diligence Deadline”), to:

(a) Satisfy itself as to any and all matters as Purchaser deems to be necessary or desirable in connection with the Seller’s Disclosures, including, without limitation, the truth, accuracy, completeness, and acceptability of the Seller’s Disclosures, or the waiver by Purchaser of any objections to the Seller’s Disclosures;

(b) Satisfy itself as to any boundary and survey issues related to the Property, whether provided by Seller as part of the Seller Disclosures, if any (the “Survey”), and in the event Seller has no Survey, to satisfy itself of a Survey that may be obtained by Purchaser at Purchaser’s sole cost and expense, a courtesy copy of which shall be provided to Seller and its legal counsel, or the waiver by Purchaser of any objections to the Survey;

(c) Satisfy itself as to all matters in the Commitment (as defined in Section 3.1(f) below) and any other matters related to the status of title to the Property and the issuance of the Owner’s Title Policy (as defined in Section 8.4 below). Purchaser may notify Seller prior to the expiration of the Due Diligence Deadline of any objectionable title matters or defects that Purchaser reasonably believes affect the marketability, insurability, ownership, or use of Purchaser’s title to the Property. If Seller is notified of any such objectionable title matters or defects prior to the Due Diligence Deadline, Seller shall attempt in good faith to procure a cure for the same up until three (3) days prior to the Closing Date (the “Title Cure Deadline”); provided, however, Seller is not being obligated to make any such cure. If, however, Seller does not cure the objectionable title matters or defects objected to by the expiration of the Title Cure Deadline, then at Purchaser’s option, Purchaser may either (i) take title to the Property despite the existence of such matters, or (ii) terminate this Agreement by giving written notice to Seller prior to the expiration of the Title Cure Deadline, in which event this Agreement shall be deemed terminated and of no further force or effect with Seller and Purchaser having no further rights, obligations, or liabilities under this Agreement, except for matters that by the terms of this Agreement expressly survive termination. In the event Purchaser does not give written notice of termination to Seller prior to the expiration of the Title Cure Deadline, Purchaser shall be deemed to have accepted the status of title to the Property;

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(d) Satisfy itself as to such other matters as Purchaser, in its sole and absolute discretion, deems to be necessary or desirable in connection with the potential ownership, use, development, maintenance, insurability, leasing, financing, and operation of the Property and/or the business of IBEX Corp. acquired by JPL Biomedical under the Stock Purchase Agreement (the “Business”); and

(e) Complete all inspections, testing, obtain a Survey (as contemplated in Section 2.3(b)), obtain any environmental audits or inspections, verify the zoning of the Property, and conduct and complete any and all other due diligence items that Purchaser deems necessary pertaining to the Property and/or the Business.

At any time prior to the Due Diligence Deadline, Purchaser may terminate this Agreement for any reason that Purchaser determines, in its sole and absolute discretion, does not meet Purchaser’s satisfaction (including, those items specified in subparts (a) through (e) above), or for any reason which adversely or materially affects the marketability or insurability of the title to the Property or that adversely or materially affects the potential ownership, use, development, maintenance, insurability, leasing, financing, and operation of the Property and/or the Business for Purchaser’s intended purposes, by giving written notice to Seller , in which event this Agreement will be deemed terminated, except for matters that by the terms of this Agreement expressly survive termination..

Section 2.4 Conditions Precedent. Seller agrees and acknowledges that Purchaser’s willingness to accept title, ownership, rights, and control of the Property pursuant to this Agreement shall be conditioned upon the full and complete satisfaction of each of the following conditions precedent prior to the Closing Date, including any extensions thereof (any of which conditions precedent may be waived by Purchaser upon giving written notice of such waiver to Seller):

(a) Purchaser has not given written notice prior to the expiration of the Due Diligence Deadline and the Title Cure Deadline (if applicable) that Purchaser has terminated this Agreement.

(b) Seller’s and Utah CRO’s full and complete performance of all of its requirements, conditions, and obligations under this Agreement and the Stock Purchase Agreement, including, without limitation, with respect to the issuance of the Owner’s Title Policy the delivery and satisfaction of any and all requirements of the Title Company.

(c) The truth, accuracy, and completeness of Seller’s and Utah CRO’s warranties, representations, and covenants in this Agreement and the Stock Purchase Agreement.

(d) The absence of any material or adverse change in the status of the use, title, occupancy, or physical condition of the Property (including, without limitation, any such change caused by casualty or condemnation) and the absence of any material or adverse change in the Seller’s Disclosures.

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(e) Seller’s and Utah CRO’s full and complete performance of all of its requirements, conditions, and obligations under this Agreement and the Stock Purchase Agreement.

(f) Purchaser has obtained a loan from a lender of its choice, upon terms and conditions acceptable to Purchaser, in its sole and absolute discretion, in order for Purchaser to secure the funds necessary to purchase the Property and pay the Purchase Price at Closing.

The Parties agree that the Closing under this Agreement and the closing under the Stock Purchase Agreement will occur simultaneously. If one (1) or more of the closing conditions and contingencies set forth in this Sections 2.4 above are not satisfied (or waived by Purchaser or Seller as the case may be) on or before the Closing Date, including any extensions thereof, or should Purchaser or JPL Biomedical desire to terminate this Agreement and the Stock Purchase Agreement for any reason or reasons provided therein on or before the Closing Date, including any extensions thereof, then Purchaser may, at its option, terminate this Agreement by giving written notice of termination to Seller and its legal counsel and the Title Company on or before the Closing Date, as the case may be, which termination shall be in addition to exercising any other remedy available to Purchaser in the event of a failure of a contingency due to Seller’s default under this Agreement, whereupon this Agreement and the Stock Purchase Agreement shall be deemed terminated and of no further force or effect with Seller, Purchaser, Utah CRO, and JPL Biomedical having no further rights, obligations, or liabilities under this Agreement or the Stock Purchase Agreement, except for matters that by the terms of this Agreement and Stock Purchase Agreement expressly survive termination. The conditions precedent of this Section 2.4 shall last up to and through the Closing Date.

ARTICLE III
TITLE

Section 3.1 Conditions of Title.

(a) At the Closing, Seller shall convey good and marketable fee simple title to the Land, Appurtenances, and Improvements to Purchaser by Special Warranty Deed, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions (as defined in Section 3.1(g) below), in a form to be negotiated and agreed-upon in good faith by the Parties that is acceptable and insurable by the Title Company (the “Deed”).

(b) At the Closing, Seller shall convey title to the Tangible Property and Personal Property to Purchaser by a Bill of Sale free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions, in a form to be negotiated and agreed-upon in good faith by the Parties (the “Bill of Sale”).

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(c) At the Closing, Seller shall assign, transfer, convey, and deliver possession, title, control, and ownership to the Intangible Property to Purchaser in accordance with an Assignment and Assumption Agreement, in a form to be negotiated and agreed-upon in good faith by the Parties (the “General Assignment”). The General Assignment shall state and be consistent with the non-assumption of liabilities provided for in Section 1.2 above.

(d) The title to the Property to be conveyed by Seller to Purchaser must be acceptable to and insurable by a nationally-recognized and financially sound title insurance company designated by Purchaser (such title insurance company so designated being referred to as the “Title Company”) under the Owner’s Title Policy, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions. As of the Effective Date of this Agreement, First American Title Insurance Company (National Commercial Services) located at 215 South State Street, Suite 380, Salt Lake City, Utah 84111, has been designated by Purchaser as the Title Company and the underwriter of the Owner’s Title Policy.

(e) The transfer of the Property to Purchaser shall include any and all of Seller’s ownership and rights in any water rights, water contracts, and water shares (collectively, the “Water Rights”) that pertain to or are associated with the Land and any land lying in the bed of any street, sidewalk, or highway, opened or proposed, in front of or adjoining the Property to the center line thereof, to the extent owned by Seller. The transfer of the Property also includes any right of Seller to any unpaid amount by reason of any taking by condemnation and/or for any damage to the Property by reason of change of grade of any street or highway. Seller will deliver at no additional cost to Purchaser, at Closing or thereafter, on demand, any conveyance, assignment, and transfer documents that Purchaser may require to transfer any Water Rights or other rights associated with the Land as reflected in this Section 3.1(e). The obligations of Seller under this Section 3.1(e) shall survive the Closing.

(f) Seller will cause the Title Company to issue and deliver to the Parties, an up-to-date commitment for issuance of the Owner’s Title Policy in accordance with this Agreement and the title insurance coverage requested and desired by Purchaser (the “Commitment”), along with copies of all source documents and exceptions to title coverage as set forth, referenced, or described in the Commitment. The Parties will have the Commitment updated (and if desired by Purchaser, converted to a Pro Forma Policy) immediately prior to Closing in order to allow for issuance of the Owner’s Title Policy and will cause copies of any such update, as well as of any new exceptions or matters affecting title revealed thereby, to be promptly delivered to the Parties.

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(g) Any title exceptions to the Property revealed by the Commitment or the Survey (if any) to which Purchaser does not object prior to the Due Diligence Deadline, the title exceptions to which Purchaser objects to prior to the Due Diligence Deadline and waives upon the expiration of the Title Cure Deadline (if applicable), or the title exceptions to which Purchaser waives its objection prior to Closing, are referred to herein as “Permitted Title Exceptions.” Notwithstanding anything to the contrary in this Agreement, any existing mortgages, deeds of trust, deeds to secure debt, mechanics’ or materialmen’s liens, judgment liens, or similar monetary liens and encumbrances, as well as any tenants or other parties in possession of all or any portion of the Property (including the lease and documents evidencing the leasehold interest of IBEX Corp.), shall automatically be deemed matters to which objection is made by Purchaser, regardless of whether Purchaser delivers written notice of objection thereto to Seller, and Purchaser under no circumstances shall be deemed to have waived any such matters, nor shall the same be considered Permitted Title Exceptions under this Agreement, unless such waiver shall be an express waiver in writing executed by Purchaser. Furthermore, if any title exceptions or Survey matters are disclosed after the expiration of the Due Diligence Deadline or the Title Cure Deadline (if applicable) by updates of the Commitment and/or Survey or other title “date-downs” that adversely or materially affect the marketability or insurability of the title to the Property or that adversely or materially affect the ownership or use of the Property for Purchaser’s intended purposes, Purchaser may after the discovery thereof notify Seller in writing, in which event Seller shall promptly employ good faith to procure a cure for same, as required above, and upon the failure of Seller to effectuate a cure, then Purchaser may elect any of the options set forth in subclauses (i) and (ii) of Section 2.3(c) above.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Except for those express representations, warranties, certificates, and covenants contemplated and provided for by Seller in favor of Purchaser in this Agreement, the Stock Purchase Agreement, and the Seller Closing Documents (as defined in Section 8.3(a) below), Seller and Purchaser agree that if Purchaser elects to purchase the Property, it is doing so in the Property’s “AS IS” “WHERE IS” condition and based upon Purchaser’s own investigations and due diligence. Notwithstanding anything to the contrary in this Agreement, Seller represents, warrants, certifies, and covenants to Purchaser that:

(a) Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and is authorized to do business in the State of Utah.

(b) Seller has complete and full authority to sell, transfer, and convey to Purchaser good and marketable fee simple title to the Property, in accordance with the terms of this Agreement, free and clear of all liens, encumbrances, and other exceptions or limitations to title, except for any Permitted Title Exceptions.

(c) Seller has complete and full authority to execute and deliver the Seller Closing Documents and such other documents, instruments, and agreements, including, but not limited to, any affidavits and certificates, as are necessary at the request of the Title Company in order to carry out and effectuate the transactions contemplated by this Agreement and Seller will execute and deliver the Seller Closing Documents and other documents and take all such additional actions necessary, appropriate, or desirable by Purchaser or Title Company to effect and facilitate the consummation of the sale, transfer, and conveyance of the Property and all other transactions contemplated by this Agreement and the Stock Purchase Agreement.

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(d) Each of the persons executing this Agreement on behalf of Seller further represent, warrant, certify, and covenant that the persons signing this Agreement on behalf of Seller are duly qualified and appointed representatives of Seller and have all requisite powers and authority on behalf of Seller to enter into this Agreement as the valid, binding, and enforceable obligation of Seller.

(e) An executed copy of this Agreement and all documents executed by Seller in connection with this Agreement (including the Seller Closing Documents) which are to be delivered to the Title Company at Closing (i) are and at the time of Closing will be duly authorized, executed, dated, acknowledged, and delivered by Seller, (ii) are and at the time of Closing will be legal, valid, and binding obligations of Seller, and (iii) do not and at the time of Closing will not violate any provision of this Agreement or any other agreement or judicial order to which Seller is a party or to which Seller is subject.

(f) All utilities, including, but not limited to, water, gas, storm sewer, sanitary sewer, telephone, and electricity, are located at the property line of the Property and have been extended to connect to the preclinical research lab building on the Property and, as of the Effective Date, are available for immediate use. Water, gas, and electricity have been extended to the barn located on the Property.

(g) To the best of Seller’s knowledge, information, and belief all taxes and assessments that are liens against the Property are shown in the official records of the taxing authorities in whose jurisdiction the Property is located and Seller has not received any notice of, and has no knowledge of, any unpaid special assessments being levied against the Property or any portions thereof.

(h) Seller has not received any notice of, and has no knowledge of, any pending or threatened taking or condemnation of the Property or any portions thereof.

(i) To the best of Seller’s knowledge, 1400 North Street and RSI Drive are either public or private streets open to public access and the Property has legal access to and from RSI Drive, and any other street fronts and adjoining rights-of-way.

(j) The Property is free of any right of possession or claim of right of possession of any party, other than IBEX Corp. whose lease agreement has been fully disclosed and which shall be terminated and have no further effect as of Closing (as provided further in Section 7.1 below), and there are no rights of first refusal, purchase options, or similar agreements or arrangements of any kind in existence in connection with the Property that would in any way impact, challenge, prohibit, or interfere with Purchaser’s ability to accept title to the Property as contemplated in this Agreement.

(k) Seller has no knowledge of, nor has Seller received any written notice of, any actual or threatened action, litigation, or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or any portions thereof, nor has any such organization, person, individual, or governmental agency communicated to Seller anything that Seller believes to be a threat of any such action, litigation, or proceeding that would affect the Property.

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(l) Seller has received no written notice of and has no knowledge of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or with respect to the development, use, occupancy, or construction thereon and Seller is not aware of any pending or threatened re-zoning of all or any part of the Property.

(m) During Seller’s ownership of and previous development, use, and operation of the Property, Seller has no knowledge, information, or belief of any of the following events: (1) the Property being excavated, other than in a manner consistent with Seller’s previous development and operation of the Property (which excavation, grading, and development plans have been fully disclosed to Purchaser), (2) one or more landfills being deposited on, or taken from, the Property, and (3) any construction debris or other debris (including, without limitation, stumps, tanks, or concrete) being buried upon any of the Property. Seller has no knowledge or information regarding any Hazardous Materials (as defined below) located, used, or stored on the Property. “Hazardous Materials” or similar terms or iterations shall mean and include asbestos, asbestos-containing materials, petroleum and petroleum products, the group of organic compounds known as polychlorinated biphenyls, and any substances or materials that are regulated, controlled or prohibited under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 690, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, or any similar federal, state, or local laws or ordinances or any other environmental laws, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, the Clean Air Act, 42 U.S.C. Section 7401, the Toxic Substances Control Act, 15 U.S.C. Section 2601, or any similar federal, state, or local laws or ordinances, or any other federal, state, or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements.

(n) Seller is not a “foreign person”, “foreign corporation”, “foreign trust” or “foreign estate” as those terms are defined in the Internal Revenue Code, Section 1445, nor is the sale of the Property subject to any withholding requirements imposed by the Internal Revenue Code (including, but not limited to, Section 1445 thereof) or any comparable laws of the State of Utah, and Purchaser has no obligation under any such laws to withhold any monies from the Purchase Price in accordance with the provisions of such laws in connection with the transactions contemplated by this Agreement (or, if same shall not be the case such that Purchaser is obligated to withhold from the Purchase Price under any such laws, Seller shall cooperate with Purchaser in connection with Closing to allow for withholding and compliance with such laws, as necessary). Seller shall execute at closing a FIRPTA Non-foreign Certificate, which Certificate shall include Seller’s Federal Employer/Taxpayer Identification Number (FEIN) (the “FIRPTA Certificate”).

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In addition to all other rights and remedies of Purchaser or JPL Biomedical set forth in this Agreement, the Stock Purchase Agreement, or otherwise in equity, Seller shall forever indemnify, defend, and hold harmless Purchaser, its employees, officers, shareholders, attorneys, directors, agents, contractors, assigns, and successors-in-interest, from and against any and all claims, actions, losses, costs, damages, and expenses (including reasonable attorneys’ fees, including fees on appeal) resulting from a default or breach by Seller of any of the representations, warranties, certifications, and covenants contained in this Agreement. The foregoing representations, warranties, certifications, and covenants and any and all other representations, warranties, certifications, and covenants of Seller contained in this Agreement shall survive the Closing.

Section 4.2 Representations and Warranties of Purchaser. Purchaser represents, warrants, certifies, and covenants to Seller that:

(a) Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Utah and is authorized to do business in the State of Utah.

(b) Purchaser has complete and full authority to purchase, acquire, and receive title to the Property, in accordance with the terms of this Agreement, and to perform any obligations of Purchaser under this Agreement.

(c) Purchaser has complete and full authority to execute and deliver the Purchaser Closing Documents (as defined in Section 8.3(b) below) and such other documents, instruments, and agreements, including, but not limited to, affidavits and certificates, as are necessary at the request of the Title Company to effectuate the transactions contemplated by this Agreement and Purchaser will execute and deliver all such documents and take all such additional actions necessary, appropriate, or desirable to effect and facilitate the transaction contemplated by this Agreement.

(d) Each of the persons executing this Agreement on behalf of Purchaser further represent, warrant, certify, and covenant that the persons signing this Agreement on behalf of Purchaser are duly qualified and appointed representatives of Purchaser and have all requisite powers and authority on behalf of Purchaser to enter into this Agreement as the valid, binding, and enforceable obligation of Purchaser.

(e) An executed copy of this Agreement and all documents executed by Purchaser in connection with this Agreement (including the Purchaser Closing Documents) which are to be delivered to Title Company at Closing (i) are or at the time of Closing will be duly authorized, executed, dated, acknowledged, and delivered by Purchaser, (ii) are or at the time of Closing will be legal, valid, and binding obligations of Purchaser, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

In addition to all other rights and remedies of Seller set forth in this Agreement, the Stock Purchase Agreement and any other documents hereunder, in law or otherwise in equity, Purchaser shall forever indemnify, defend, and hold harmless Seller, its employees, officers, shareholders, attorneys, directors, agents, contractors, assigns and successors-in-interest, from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys’ fees, including fees on appeal) resulting from a default or breach by Purchaser of any of the representations, warranties, certifications, and covenants contained in this Agreement. The foregoing representations, warranties, certifications, and covenants and any and all other representations, warranties, certifications, and covenants of Purchaser contained in this Agreement shall survive the Closing.

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ARTICLE V
CONDEMNATION or casualty loss

Section 5.1 Condemnation Loss. Seller shall give Purchaser written notice of the commencement of any condemnation or eminent domain proceedings affecting any or all portions of the Property prior to Closing. If any such condemnation or eminent domain affects the Property in any material or undesirable manner, either Party may in such Party’s sole and absolute discretion within ten (10) calendar days of Seller’s notice of commencement of condemnation or eminent domain proceedings elect to terminate this Agreement. If Purchaser elects to move forward with the Closing to purchase the Property, the Purchase Price shall not be reduced and Purchaser shall be entitled to all of the condemnation proceeds, which Seller will fully assign and transfer to Purchaser, by way of a form to be negotiated and agreed-upon in good faith by the Parties.

Section 5.2 Casualty Loss. If prior to Closing, the Property is damaged or destroyed by fire or other casualty, Seller shall estimate the cost to repair the Property and the time required to complete repairs and will provide Purchaser with a detailed written notice of Seller’s estimation (the “Casualty Notice”), as soon as reasonably possible after the occurrence of the casualty. In the event of any Material Damage (as defined below) to or destruction of the Property, or any portion thereof, prior to Closing, Purchaser may, at its sole option, terminate this Agreement by delivering written notice to the Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the Parties the full benefit of the 30-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Seller and Purchaser shall have no further rights, obligations, or liabilities under this Agreement, except for matters that by the terms of this Agreement expressly survive termination. If Purchaser does not elect to terminate this Agreement within the aforementioned 30-day period, then the Parties shall proceed under this Agreement and close on the Property timely (subject to extension of the Closing Date as provided above), and as of Closing Seller shall fully assign and transfer to Purchaser, by way of a form to be negotiated and agreed-upon in good faith by the Parties, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and Purchaser shall thereafter assume responsibility for any desired repairs. For the purposes of this Agreement, “Material Damage” means damage which exceeds $50,000.00 to repair or which, in Purchaser’s reasonable estimation, will take longer than thirty (30) days to repair. If the damage to the Property does not qualify as Material Damage, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at Purchaser’s option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete all necessary and desired repairs (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

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ARTICLE VI
BROKERS AND EXPENSES

Section 6.1 Brokers. The Parties represent and warrant to each other that, except as stated in the Stock Purchase Agreement, no broker or finder was instrumental in arranging or bringing about any of the transactions contemplated by this Agreement and that there are no claims or rights for brokerage commissions, finder’s fees, or otherwise in connection with the transactions contemplated by this Agreement. If any Party or third-person brings a claim for a commission, finder’s fee, or any other amount based upon any contact, dealings, or communication with any of the Parties, then the Party through whom such person makes his claim shall defend the other Parties (each an “Indemnified Party”) from such claim, and shall forever indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Indemnified Party in defending against such claim. The provisions of this Section 6.1 shall survive the Closing or, if the transactions contemplated by this Agreement are not consummated, any termination of this Agreement.

ARTICLE VII
AGREEMENTS AFFECTING THE PROPERTY

Section 7.1 Purchaser’s Approval of Agreements Affecting the Property. Seller acknowledges and agrees that it was a material inducement to Purchaser entering into this Agreement that any and all benefits, rights, and interests associated with the Property remain in the same condition existing as of the Effective Date and, as a result, Seller shall not be entitled, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned, or delayed, to (i) alter, amend, modify, supplement, or extend the term of any existing Intangible Property or enter into any new leases, contracts, agreements, or other instruments associated with the Property, (ii) alter, amend, or modify the Revenues (as defined in Section 8.5 below) of any existing Intangible Property or enter into any new leases, contracts, agreements, or other instruments associated with the Property until Closing, (iii) make any tenant and other capital improvements in connection with the Property, or (iv) cancel or terminate any existing Intangible Property (except terminate the IBEX Corp. lease as provided below) or commence any collection, unlawful detainer, or other remedial action against any tenant or contract vendor. Purchaser acknowledges and agrees that as of the Closing Date, Seller will cause the lease and any other related documents currently in effect with IBEX Corp. to be fully terminated, released and of no further force or effect, including, but not limited to, the release and termination of any memorandums or notices of leases previously recorded against the Property, as identified in the Commitment. Purchaser agrees and acknowledges that it will not be entitled to any security deposits or revenues from the IBEX Corp. lease being terminated by Seller as part of the Closing. In addition, Seller will not further sell, encumber, convey, assign, pledge, lease, or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Property, nor restrict the use of all or any part of the Property, nor take or cause or allow to be taken any action in conflict with this Agreement at any time between the Effective Date and the Closing or the earlier termination of this Agreement.

Section 7.2 Assignment of Intangible Property. The Seller’s Disclosures shall include full and complete copies of any and all Intangible Property, together with detailed statements, summaries, and supplemental information as to such Intangible Property. All Intangible Property shall be fully assigned to and assumed by Purchaser as of the Closing by execution by both Parties of an Assignment and Assumption of Intangible Property, in a form to be negotiated and agreed-upon in good faith by the Parties (the “Assignment of Intangible Property”). The Assignment of Intangible Property shall state and be consistent with the non-assumption of liabilities provided for in Section 1.2 above. No later than ten (10) days prior to the expiration of the Due Diligence Deadline, Seller will obtain any written estoppel certificates required by Purchaser concerning the Intangible Property signed by each such tenant or third-party prior to Closing, which estoppel certificates shall be in a form to be negotiated and agreed-upon in good faith by the Parties.

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Section 7.3 Protection of Property. At all times prior to Closing, and without limiting the provisions of Section 7.1 above or any other provision of this Agreement, Seller shall maintain the Property free from waste and neglect, shall maintain all insurance coverages thereon that are now in place, and shall keep and perform or cause to be performed all obligations of the owner of the Property under any recorded title documents, the Intangible Property, applicable laws, and any mortgages and deeds of trust affecting the Property. Without limitation, from the Effective Date to the Closing Date or earlier termination of this Agreement, Seller shall not do, suffer or permit, or agree to do, any of the following: (i) enter into any transaction with respect to or affecting the Property that would in any way prevent Seller’s full and complete performance under this Agreement, or limit or adversely affect Purchaser’s rights under this Agreement or as an owner of the Property following Closing (including, without limitation, anything that may subject Purchaser to any cost, liability, or expense or otherwise interfere with, delay, or increase the cost of Purchaser’s acquisition, development, use, maintenance, and operation of the Property); (ii) sell, encumber, pledge, or grant any interest in the Property or any part thereof in any form or manner whatsoever; (iii) enter into, amend, waive any rights under, terminate, or extend any document or instrument affecting the Property without the prior written consent of Purchaser; or (iv) without limiting the foregoing, change the physical characteristics of the Property in any respect unless Purchaser has given its prior written approval to any such change. For purposes of this Section 7.3, it shall not be unreasonable for Purchaser to refuse to consent to any matter that may subject Purchaser to any cost, liability, or expense or otherwise interfere with, delay, or increase the cost of Purchaser’s acquisition, development, use, maintenance, and operation of the Property.

ARTICLE VIII
CLOSING AND ESCROW

Section 8.1 Escrow Instructions. Upon execution and delivery of this Agreement, the Parties shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as joint instructions to the Title Company as the title insurer and escrow holder for consummation of the transfer of title, ownership, and control of the Property to Purchaser and all other transfers contemplated by this Agreement, including, without limitation, the manner in which the Seller Closing Documents and Purchaser Closing Documents are to be held, released, and handled in escrow. However, Seller and Purchaser reserve the right to submit separate written escrow and closing instructions to Title Company prior to its part of the Closing.

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Section 8.2 Closing. The consummation of the sale, transfer, and conveyance of title, ownership, and control of the Property to Purchaser and the closing of the other transfers and transactions contemplated by this Agreement (collectively, the “Closing”) shall be defined as the date that the following have occurred: (i) the final, mutually approved versions of the Deed and any other necessary conveyance documents have been recorded in the official records of the Cache County Recorder’s Office; (ii) previously approved, executed counterparts of the Bill of Sale, the General Assignment, the Assignment of Intangible Property, and all other Seller Closing Documents and Purchaser Closing Documents required of the Parties shall have been delivered to the Title Company, (iii) Purchaser shall have paid to Title Company all funds required from Purchaser necessary to close the transaction the subject of this Agreement at Closing, and (iv) Purchaser shall have directed the Title Company to release the Purchase Price funds to the Seller. The Closing shall occur on or before fifteen (15) days after the expiration of the Due Diligence Deadline (“Closing Date”), or on such earlier date as may be mutually agreed by the Purchaser and Seller by written notice approved by both Parties, given not less than five (5) calendar days prior to the earlier Closing Date. Purchaser shall have the right to extend the Closing Date for an additional fifteen (15) days, by giving written notice of such extension to Seller on or before the Closing Date. Except as otherwise provided in this Agreement (including, under Section 5.2 above), the Closing Date may not be further extended without the prior written approval of Seller and Purchaser. The Closing shall occur on or prior to the Closing Date at an exact time agreed to by the Parties in the offices of the Title Company. Notwithstanding the foregoing, the Parties agree that the Closing may occur through the mail and/or electronic transmission pursuant to a mutually acceptable escrow arrangement among the Parties and the Title Company.

Section 8.3 Deposit of Closing Documents.

(a) At or before the Closing, Seller shall deposit into escrow with Title Company the following documents, agreements, and instruments or at the request of Purchaser shall ratify and affirm any of the following previously executed and delivered documents (collectively, the “Seller Closing Documents”):

(i) An original duly executed, dated, acknowledged, and recordable Deed and any other necessary conveyance documents signed by Seller, in a final form consistent with Section 3.1(a);

(ii) An original duly executed, dated, and acknowledged Bill of Sale signed by Seller, in a final form consistent with Section 3.1(b);

(iii) An original duly executed, dated, and acknowledged General Assignment signed by Seller, in a final form consistent with Section 3.1(c);

(iv) An original executed Assignment of Intangible Property, in a final form consistent with Section 7.2;

(v) Verification, source documentation, and proof of payment to confirm that any and all outstanding taxes and assessments related to the Property, which are due as of the Closing Date, including any penalties, late fees, and accrued interest, have been paid in full.;

(vi) The FIRPTA Certificate pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Federal Code”), and on which Purchaser is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;

(vii) Original duly executed and dated instructions from Seller to the Title Company;

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(viii) An original duly executed and dated settlement statement signed by Seller, in a final form approved in advance by the Parties (“Settlement Statement”);

(ix) An original duly executed and dated tax forms, proration agreements, and like documents as are usual, customary, and/or necessary for commercial real estate closings in the City of Logan, County of Cache, and/or State of Utah; and

(x) Evidence satisfactory to Purchaser and the Title Company of Seller’s authority to enter into this Agreement and transfer the Property in accordance with the provisions of this Agreement, including, without limitation, evidence of Seller’s respective receipt of any and all necessary consents, approvals, ratifications, and/or joinders as may be necessary, required, or appropriate in connection with this Agreement and/or transfer of the Property to Purchaser in accordance with this Agreement.

(b) At or before the Closing, Purchaser shall deposit into escrow the following documents, agreements, and instruments (collectively, the “Purchaser Closing Documents”):

(i) An original duly executed, dated, and acknowledged General Assignment signed by Purchaser, in a final form consistent with Section 3.1(c);

(i) Original duly executed, dated, and acknowledged instructions from Purchaser to the Title Company;

(ii) An original duly executed and dated Settlement Statement signed by Purchaser, in a final form approved in advance by the Parties;

(iii) Evidence satisfactory to Seller and the Title Company of Purchaser’s authority to enter into this Agreement and acquire the Property in accordance with the provisions of this Agreement, including (without limitation) evidence of Purchaser’s respective receipt of any and all necessary consents, approvals, ratifications, and/or joinders as may be necessary, required, or appropriate in connection with this Agreement and/or transfer of the Property to Purchaser in accordance with this Agreement; and

(iv) An original executed Assignment of Intangible Property, in a final form consistent with Section 7.2.

Section 8.4 Closing Costs. Seller shall be responsible for the payment of the premium for a standard owner’s policy of title insurance issued by Title Company (Form 2006) for the Property in the insured amount of the Purchase Price (the “Owner’s Title Policy”). Purchaser shall be responsible for the premiums and costs associated with any additional affirmative coverage, endorsements, and extended coverage to the Owner’s Title Policy requested by Purchaser. The Parties shall each pay their own respective attorneys’ fees. All recording fees on recordable documents shall be paid one-half (1/2) by each Party. All escrow, document preparation fees, and closing costs charged by the Title Company shall be paid one-half (1/2) by each Party. Any closing costs not otherwise provided for in this Agreement shall be paid by the Party legally responsible therefor or, if no law applies, according to prevailing custom for commercial transactions in the City of Logan, County of Cache, and/or State of Utah.

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Section 8.5 Revenues. At or before the Closing, Seller shall be entitled to all revenue generated from rents whether it be security deposits, prepaid rent, accrued and collected rents and delinquent rents, income, revenues, and other payments attributable to the Intangible Property during Seller’s period of ownership, operation, and leasing of the Property (if any) prorated, based upon the number of days remaining in the month after the Closing and such amounts will be identified on the Settlement Statement, if any (collectively, the “Revenues”) as Seller’s property. As of the Closing Date, Seller will have taken all actions necessary to assure that the lease agreement with IBEX Corp. has been terminated and is of no further force and effect (as provided further in Section 7.1 above). Seller reserves the right, but shall not be required to, pursue collection of any delinquent Revenues that Seller is entitled to, which have not been assigned to Purchaser under the General Assignment, and which have accrued prior to Closing. In the event that any delinquent Revenues are collected by either Party, each Party shall only receive its pro rata share of such Revenues based upon the Closing Date proration.

Section 8.6 Condition of Property at Closing; Delivery of Keys. Seller agrees to deliver immediate possession of the Property to Purchaser at Closing, free of any right of possession or claim to right of possession by any party other than Purchaser. Purchaser, prior to acceptance of the Property at Closing, shall be permitted to inspect and confirm that the Property has been surrendered by IBEX Corp. in a condition consistent with Purchaser’s prior investigations and due diligence and consistent with the express representations, warranties, certificates, and covenants provided by Seller in this Agreement. At Closing, Seller shall furnish Purchaser with all keys and access cards in Seller’s possession (if applicable) and shall provide written documentation for all security codes and combinations to any security doors, safes, cabinets, elevators, and vaults located on the Property, including any and all operating manuals and warranties to such security systems, safes, cabinets, elevators, and vaults that are in Seller’s possession, so that Purchaser has full and unrestricted ability (after the Closing) to unlock, possess, occupy, use, and utilize the Property. Certain employees of IBEX Corp. who are actually hired by Purchaser or its Assigns may retain access and/or keys and access cards to the Property as directed by Purchaser. Except for those authorized parties identified in the preceding sentence, after Closing, Seller (and any of its employees, officers, members, managers, shareholders, directors, agents, or assigns) shall not be permitted under any circumstance to retain or possess any duplicate keys, access cards, security codes, or other related information concerning access to any portion of the Property.

Section 8.7 Ongoing Delivery of Documents and Information. Following the Closing, Seller agrees to promptly notify Purchaser of and to transfer, assign, and deliver, as applicable, any and all documents, payments, or funds (except for any Revenues that Seller is entitled to collect and retain under Section 8.5), or records defined as Tangible Property, Intangible Property, and any other documents, payments or funds, or records that pertain to or are associated with the Property, to Purchaser within fourteen (14) calendar days of Seller’s receipt of such documents, payments or funds, or records. Seller’s obligations under this Section 8.7 shall survive the Closing. As of the Effective Date of this Agreement, all notices, documents, payments or funds, or records pertaining to the Property shall be sent to:

JP Lawrence Biomedical, Inc. Attn: Joshua Packer 3890 131st Ave NE Blaine, MN 55449

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ARTICLE IX
MISCELLANEOUS

Section 9.1 Notices. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by e-mail, and such notices shall be addressed as follows:

If to Seller:	PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com

If to Purchaser:	JP Lawrence Biomedical, Inc. Attn: Joshua Packer 3890 131st Ave NE Blaine, MN 55449

If to Title Company:	First American Title Insurance Company National Commercial Services Attention: Felicia Saez 215 South State Street, Suite 380 Salt Lake City, Utah 84111 E-Mail: fsaez@firstam.com or to such other address or addresses as a Party may from time-to-time specify in writing to the other Parties. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by email transmission.

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Section 9.2 Entire Agreement. This Agreement, together with the exhibits attached hereto, and all other agreements, documents, and instruments referenced in this Agreement, contain all of the representations, warranties, certifications, and covenants made by the Parties and constitute the entire understanding between the Parties with respect to the subject matter hereof. Any prior correspondence, memoranda, or agreements are replaced in total by this Agreement together with the exhibits hereto.

Section 9.3 Entry and Indemnity. In connection with any entry by Purchaser, or its authorized agents, employees, or contractors onto those portions of the Property inspected by Purchaser in accordance with this Agreement, Purchaser shall give Seller reasonable advance notice twenty-four (24) hours prior to such entry (which may be delivered in writing, by e-mail, or orally) and shall conduct such entry and any inspections in connection therewith so as to minimize, to the extent reasonably possible, interference with the activities of Seller and the existing tenant, which in some circumstances may mean that Seller may require more than twenty-four (24) hours’ notice to Seller prior to the performance of said inspections given the sensitive and confidential nature of Seller’s business activities for its clients. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give Seller notice thereof, including the identity of the authorized company or persons who will perform such testing and a reasonable explanation of the proposed scope of the testing. Purchaser shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens, or claims arising out of or relating to any entry on the Property by Purchaser, its authorized agents, employees, or contractors in the course of performing the inspections, testing, or inquiries provided for in this Agreement; provided, however, that the foregoing indemnity shall not apply to (i) the mere discovery of a pre-existing condition unless caused by Purchaser, or (ii) costs, damages, liabilities, losses, expenses, liens, or claims arising out of or relating to Seller’s negligence or willful misconduct.

Section 9.4 Time. Time is of the essence in the performance of each of the Parties’ respective obligations contained in this Agreement.

Section 9.5 Attorneys’ Fees. If any litigation or binding arbitration proceeding is commenced between the Parties concerning this Agreement and/or the rights and obligations of any Party in relation herewith (including, but not limited to, claims in contract, tort, or equity), the Party prevailing in such litigation or binding arbitration proceeding, or the non-dismissing party in the event of a dismissal, with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accountants, business office expenses of any kind or nature, including, but not limited to, staff, traveling expenses, telephone expenses, and any and all other costs and expenses of defense or prosecution incurred in connection therewith, whether specified herein or not. Any such attorneys’ fees and other costs and expenses incurred by the prevailing or non-dismissing Party in enforcing a judgment in its favor under this Agreement, whether or not suit is filed, may be recoverable separately from and in addition to any other amount included in such judgment or award and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment or award and, to the extent Purchaser is the prevailing or non-dismissing Party, Purchaser may, at its election, credit such attorneys’ fees and all other costs and expenses against the Purchase Price.

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Section 9.6 Assignment. Neither Party may assign any of its respective rights or interests under this Agreement to a third-party without the prior written consent of the other Party, which shall not be unreasonably withheld. In the event this Agreement is assigned as provided for above, this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties to this Agreement.

Section 9.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Executed counterparts of this Agreement may be transmitted and delivered by the Parties by way of e-mail or other forms of electronic transmission.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

Section 9.9 Confidentiality. The Parties shall maintain as strictly confidential any and all non-public material obtained about Purchaser and Seller and Purchaser’s intended use, operation, development, and other purposes for the Property and the Business, and shall not disclose any economics or non-public information about the transactions contemplated in this Agreement or the Stock Purchase Agreement to any third-parties, except for disclosures required by court order or subpoena or in connection with any litigation or other dispute resolution proceedings between the Parties. In the event that the Closing does not occur in accordance with the terms of this Agreement, all Parties shall return any documents, materials, or information regarding the Property supplied in accordance with this Agreement. Any Parties in breach of this Section 9.9 agree to indemnify, defend, protect, and hold harmless those non-breaching Parties from and against any and all claims arising out of any breach of this Section 9.9. This Section 9.9 shall survive the Closing or any termination of this Agreement.

Section 9.10 Interpretation of Agreement. The article, section, and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained in this Agreement. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity, and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

Section 9.11 Amendments. This Agreement may be amended or modified only by a written instrument signed by each of the Parties.

Section 9.12 No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by any of the Parties.

Section 9.13 Effective Date. As used in this Agreement, the term “Effective Date” shall mean the first date on which both of the Parties shall have executed and delivered this Agreement.

Section 9.14 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Seller or Purchaser does not constitute an offer by Seller or Purchaser to enter into an agreement to transfer, purchase, or sell the Property, and neither Party shall be bound to the other with respect to any such transfer, purchase, or sale until this Agreement is executed and delivered by each of Seller and Purchaser.

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Section 9.15 Indemnities. In case any claim, action, or proceeding is brought, made, or initiated against a Party entitled to indemnification under this Agreement (an “Indemnitee”) the Party providing indemnification (“Indemnitor”), upon written notice from the Indemnitee, shall at its sole cost and expense, resist, or defend such claim, action, or proceeding by attorneys reasonably approved by Indemnitee. Notwithstanding the foregoing, Indemnitee may retain its own attorneys, and Indemnitor shall pay the reasonable fees and disbursements of such attorneys to defend or assist in defending any claim, action, or proceeding (i) if Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitor and Indemnitee in the conduct of the defense of such action, or (ii) such claim, action, or proceeding is for equitable relief against Indemnitee and no monetary damages are being sought against Indemnitee. Indemnitor shall not settle any such claim, action, or proceeding against Indemnitee without the consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned, or delayed, if such settlement involves relief other than the payment of money by Indemnitor.

Section 9.16 Construction. This Agreement shall not be construed more strictly against one Party than against any other Party merely by virtue of the fact that it may have been prepared by counsel for one of the Parties.

Section 9.17 Time Computation. Unless otherwise provided in this Agreement, in computing a period of days for performance or payment as provided hereunder, the first day shall be excluded and the last day shall be included. If the last day of any such period is Saturday, Sunday, or on a day on which banking institutions in the State of Utah are authorized by law to close, the period shall extend to include the next day which is not a Saturday, Sunday, or day on which banking institutions in the State of Utah are authorized by law to close. Any performance or payment which may be taken or made under this Agreement must, unless otherwise indicated herein, be taken or made prior to 5:00 p.m. (Mountain Standard Time) on the last day of the applicable period specified.

Section 9.18 Recitals. The Parties acknowledge and agree that the Recitals set forth in this Agreement are true, accurate, and correct and are hereby made a part of this Agreement and are incorporated herein by this reference.

Section 9.19 Default.

(a) Seller’s Default. If Seller fails or refuses to perform any of its obligations under this Agreement such that the purchase and sale transactions contemplated under this Agreement are not consummated because of the inability, failure, or refusal, for whatever reason whatsoever, by Seller to sell, transfer, and convey the Property in accordance with the terms and conditions of this Agreement or because of any other fault of Seller or the non-satisfaction of a condition precedent in Section 2.4 above, and such failure or refusal is not cured within ten (10) days after Seller’s receipt of notice of such failure from Purchaser, Purchaser shall have any legal or equitable right or remedy of Purchaser against Seller, including, without limitation, the right to enforce specific performance of Seller’s obligations under this Agreement. In addition, in the event of a Seller’s default (beyond any and all applicable notice and cure periods) that results in the purchase and sale transaction contemplated under this Agreement not being consummated, Seller shall reimburse Purchaser for any out-of-pocket expenses actually paid to subcontractors, vendors, consultants, attorneys, and suppliers incurred by Purchaser in connection with the performance of Purchaser’s due diligence and investigations under Article II, which reimbursement shall not exceed Twenty-Five Thousand Dollars and No/100 ($25,000.00) and shall promptly be paid by Seller upon receipt from Purchaser of copies of all applicable invoices and reasonably requested back-up documentation.

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(b) Purchaser’s Default. If Purchaser fails or refuses to perform any of its obligations under this Agreement, and such failure or refusal is not cured within ten (10) days after Purchaser’s receipt of notice of such failure from Seller, then Seller shall have the right to elect to the payment of $10,000.00 as liquidated damages which shall constitute Seller’s sole and exclusive remedy against Purchaser at law and in equity and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy that Seller may have against Purchaser as a result of Purchaser’s default.

(c) Cross Default. Certain obligations and liabilities of the Parties under this Agreement are further explained, established by, and outlined under the Stock Purchase Agreement and any event of default under the provisions of the Stock Purchase Agreement shall automatically be deemed a default under this Agreement.

[Intentionally Blank – Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:		PURCHASER:

IBEX PROPERTY LLC,		JP Lawrence Land and Building LLC
a Nevada limited liability company		a Utah limited liability company

By:		By:
Print Name:	Jacob Patterson	Print Name:	Dr. Joshua Packer
Title:	Manager	Title:	Manager

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Exhibit B

Buyer Note

(attached)

B-1

Promissory Note

$400,000.00	Salt Lake City, Utah

FOR VALUE RECEIVED, the undersigned, JP Lawrence Biomedical, Inc., a Delaware corporation with its principal offices at 3890 131st Ave NE, Blaine, MN 55449, (the “Payor”) hereby promises to pay to the order of Utah CRO Services, Inc., a Nevada corporation with its principal offices at 1960 South 4250 West, Salt Lake City, Utah 84104, the principal sum of Four Hundred Thousand and no/100 dollars ($400,000.00), with simple interest at ten percent per annum (10%), payable interest only on a calendar quarter basis with the first payment of interest accrued through June 30, 2022, being on July 1, 2022, and on the same date each calendar quarter thereafter, with the full amount of principal and any unpaid interest due on April [__], 2027.

Any payment not made within fifteen (15) days from and including the due date shall accrue default interest at eighteen percent (18%) per annum, until the same is paid. Any such failure shall, at the option of the holder of this promissory note, cause the entire principal and accrued interest of this note to become due and payable.

This note may be prepaid at any time in whole or in part, without penalty; provided, that so long as Payor is indebted to First Savings Bank Payor shall not make any prepayment on this note without the prior written consent of First Savings Bank. The payor hereby waives presentment, demand, notice, protest, and all other notices in connection with the delivery, acceptance, default, or enforcement of this promissory note.

The Payor shall reimburse the holder of this note on demand for all reasonable out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its counsel) incurred by the holder in connection with the enforcement and collection of the sums payable under this note.

This note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this note shall be governed by the laws of the State of Utah. Payor irrevocably and unconditionally submits to the jurisdiction of any state or federal court sitting in the County of Salt Lake, State of Utah, in any action or proceeding arising out of or relating to this note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Payor agrees not to bring any action or proceeding arising out of or relating to this note in any other court. Payor waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

IN WITNESS WHEREOF, the payors have signed this promissory note as of the ____ day of April 2022.

JP Lawrence Biomedical, Inc.

By:
Dr. Joshua Packer
President

Schedule 2(c)(ii)

Adjusted Working Capital Schedule

[Omitted]

Schedule 3(b)(iv)

Buyer Brokers’ Fees

[Omitted]

Disclosure Schedules Under Section 4 of the Agreement

The following schedules are omitted:

Schedule 4(a)	IBEX Directors and Officers
Schedule 4(g)	IBEX Financial Statements; Accounts Receivable Aging
Schedule 4(k)	Affiliated Group Tax Returns
Schedule 4(l)	Leased Real Property
Schedule 4(m)	IBEX Contracts
Schedule 4(p)	Employee Benefit Plans
Schedule 4(t)	Insurance Policies
Schedule 5(b)	Consents